Exhibit 99.1

SOHU.COM REPORTS SECOND QUARTER 2013 UNAUDITED FINANCIAL RESULTS

Total Revenues were US$339 Million, Up 33% Year-over-Year and 10% Quarter-over-Quarter;

GAAP Fully Diluted EPS of US56 Cents; Non-GAAP Fully Diluted EPS of US58 Cents, Exceeding the High End of Group Guidance by US3 Cents

BEIJING, CHINA, July 29, 2013 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the second quarter ended June 30, 2013.

Second Quarter Highlights

•	Total revenues were US$339 million, up 33% year-over-year and 10% quarter-over-quarter.

•	Brand advertising revenues were US$100 million, up 45% year-over-year and 25% quarter-over-quarter.

•	Sogou[1] revenues were US$50 million, up 64% year-over-year and 27% quarter-over-quarter.

•	Online game revenues were US$168 million, up 24% year-over-year and 1% quarter-over-quarter.

•

GAAP net income attributable to Sohu.com Inc. was US$22 million, or US$0.56 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. was US$23 million, or US$0.58 per fully diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc. commented, “We are pleased to report encouraging results across our business lines for the second quarter. Notably, for our online video business, most if not all operating metrics are ramping up fast during the first 7 months of 2013, showing robust growth in user, traffic and revenues. Sogou and Changyou businesses continued to track well, building further on their solid fundamentals. Our Group’s total revenues grew 33% year-over-year to $339 million.”

Dr. Zhang added, “On the mobile front, the Group has secured strong foothold in this important space. In only six months, Sogou Pinyin mobile version added 60% more users since the beginning of 2013. With its 150 million monthly active users, it solidifies its position as one of the top three mobile apps in China. During the same period, Sohu News and Sohu Video, the other two leading mobile apps, also grew the total user base rapidly. ”

Ms. Belinda Wang, Co-President and COO added, “Our quarterly brand advertising revenues for the first time hit $100 million mark, up 45% from a year ago. The growth demonstrated the overall strength of our multiple media platforms, in particular with the strong traffic and improved sales execution of the online video business, we attracted greater budget allocation from advertisers.”

[1]	Sogou operates search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. Search and others business include search and Sogou Web Directory. In statements of operations, revenues from search and Sogou Web Directory are recorded as “Search and others” revenue, and revenues from IVAS are recorded as “Others” revenue.

Second Quarter Financial Results

Revenues

Total revenues for the second quarter of 2013 were US$339 million, up 33% year-over-year and 10% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the second quarter of 2013, were US$146 million, up 49% year-over-year and 26% quarter-over-quarter.

Brand advertising revenues for the second quarter of 2013 totaled US$100 million, up 45% year-over-year and 25% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were mainly due to increased brand advertising revenues from real estate and fast-moving consumer goods sectors.

Search and others revenues for the second quarter of 2013 were US$46 million, up 61% year-over-year and 28% quarter-over-quarter. This was primarily due to the continued growth of Sogou’s search and web directory businesses, driven by increased traffic and improved pricing.

Online game revenues for the second quarter of 2013 were US$168 million, up 24% year-over-year and 1% quarter-over-quarter. The year-over-year increase was mainly due to the growth momentum of TLBB and Wartune in the second quarter of 2013. The quarter-over-quarter increase was mainly due to the growth momentum of TLBB and revenues from the newly launched MMO game, Dou Po Cang Qiong, in the second quarter of 2013.

Wireless revenues for the second quarter of 2013 were US$15 million, down 2% year-over-year and up 11% quarter-over-quarter.

Gross Margin

Both GAAP and non-GAAP gross margin was 66% for the second quarter of 2013, compared with 66% in the first quarter of 2013 and 61% in the second quarter of 2012.

Online advertising gross margin for the second quarter of 2013 was 48%, compared with 44% in the first quarter of 2013 and 32% in the second quarter of 2012. Non-GAAP online advertising gross margin for the second quarter of 2013 was 48%, compared with 44% in the first quarter of 2013 and 31% in the second quarter of 2012.

Both GAAP and non-GAAP gross margin for brand advertising business in the second quarter of 2013 were 49%, compared with 44% in the first quarter of 2013 and 26% in the second quarter of 2012. The year-over-year increase in gross margin was due to approximately $15 million impairment charges of video content we recognized in the second quarter of 2012. The quarter-over-quarter increase in gross margin was due to a relatively slower growth rate of the brand advertising cost compared with the rapid growth in revenue.

Both GAAP and non-GAAP gross margin for search and others business in the second quarter of 2013 were 47%, compared with 42% in the first quarter of 2013 and 44% in the second quarter of 2012.

Both GAAP and non-GAAP gross margin for online games in the second quarter of 2013 were 86%, compared with 86% in the first quarter of 2013 and 87% in the second quarter of 2012.

Both GAAP and non-GAAP gross margin for the wireless business for the second quarter of 2013 were 41%, compared with 33% in the first quarter of 2013 and 35% in the second quarter of 2012.

Operating Expenses

For the second quarter of 2013, operating expenses totaled US$161 million, up 43% year-over-year and 21% quarter-over-quarter. Non-GAAP operating expenses were US$160 million, up 50% year-over-year and 21% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were primarily due to an increase in the number of employees, average compensation and higher expenses associated with marketing and promotion activities.

Operating Profit

Operating profit for the second quarter of 2013 was US$64 million, up 49% year-over-year and down 9% quarter-over-quarter. Operating margin was 19% for the second quarter of 2013, compared with 23% in the previous quarter and 17% in the second quarter of 2012.

Non-GAAP operating profit for the second quarter of 2013 was US$66 million, up 33% year-over-year and down 9% quarter-over-quarter. Non-GAAP operating margin was 19% for the second quarter of 2013, compared with 23% in the previous quarter and 19% in the second quarter of 2012.

Income Tax Expense

For the second quarter of 2013, both GAAP and non-GAAP income tax expenses were US$16 million.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the second quarter of 2013 was US$53 million, up 58% year-over-year and down 8% quarter-over-quarter. Non-GAAP net income for the second quarter of 2013 was US$54 million, up 33% year-over-year and down 8% quarter-over-quarter.

GAAP net income attributable to Sohu.com Inc. for the second quarter of 2013 was US$22 million, or US$0.56 per fully diluted share, up 100% year-over-year and down 6% quarter-over-quarter. Non-GAAP net income attributable to Sohu.com Inc. for the second quarter of 2013 was US$23 million, or US$0.58 per fully diluted share, up 38% year-over-year and down 6% quarter-over-quarter.

Cash Balance

As of June 30, 2013, Sohu Group had cash and cash equivalents of US$771 million, compared with US$834 million as of December 31, 2012.

Ms. Carol Yu, Co-President and CFO of Sohu.com Inc. commented, “In the first half of 2013, we invested intensively in some key initiatives for video, search, games and mobile. I am delighted that these investments help further strengthened our competitiveness in China’s internet market. I am confident the momentum will continue into the remaining months in 2013 and beyond.”

Other developments

On June 5, 2013, Changyou completed the acquisition of all of the ordinary shares of its majority-owned Web games subsidiary 7Road.com Limited (“7Road”) held by the non-controlling shareholders, representing 28.074% of the outstanding share capital of 7Road.

On July 27, 2013, Changyou’s Board of Directors authorized a share repurchase program of up to US$100 million of the outstanding American depositary shares, or ADSs, of Changyou over a two-year period from July 27, 2013 to July 26, 2015. The ADSs may be purchased from time to time at management’s discretion at prevailing market prices in the open market in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. Changyou’s management will determine the timing and amount of any purchases of Changyou ADSs based on their evaluation of market conditions, the trading price of Changyou’s ADSs and other factors. The purchase program may be suspended or discontinued at any time.

Business Outlook

For the third quarter of 2013, Sohu estimates:

•	Total revenues to be between US$358 million and US$370 million.

•	Brand advertising revenues to be between $120 million and $125 million; this implies a sequential increase of 20% to 25% and an annual increase of 54% to 61%.

•	Sogou revenues to be between $54 million and $56 million; this implies a sequential increase of 8% to 12% and an annual growth of 45% to 50%.

•	Online game revenues to be between US$161 million and US$166 million.

•	Before deducting the share of non-GAAP net income pertaining to the Non-Controlling interest, non-GAAP net income to be between US$43 million and US$46 million.

•	Non-GAAP net income attributable to Sohu.com Inc. to be between US$19 million and US$21 million, and non-GAAP fully diluted earnings per share to be between US$0.50 and US$0.55.

•

Assuming no new grants of share-based awards, we estimate that compensation expenses relating to share-based awards to be around US$3 million to US$4 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the third quarter of 2013 under US GAAP by 7 to 9 US cents.

Non-GAAP Disclosure

Beginning in the fourth quarter of 2011, Sohu revised its non-GAAP reporting methodology to exclude income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, in addition to its historical practice of excluding share-based awards from non-GAAP results.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com.Inc. and net income attributable to Sohu.com.Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and goodwill impairment and impairment of intangibles via acquisitions of businesses and the related tax impacts. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact does not involve subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards have been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine equity consists of non-controlling interests in 7Road and a put option that gives the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieves specified performance milestones before the expiry of the put option and 7Road does not complete an initial public offering on NASDAQ, the New York Stock Exchange or The Stock Exchange of Hong Kong. The put option will expire in 2014. Non-controlling interests of 7Road and the put option are classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests is not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accretes the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value are considered to be changes in accounting estimates and are also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

On May 1, 2013, Changyou entered into an agreement to acquire all of the ordinary shares of 7Road held by the non-controlling shareholders. The acquisition was completed on June 5, 2013. Under ASC 810-10, changes in a parent’s ownership interest while the parent retains control of its subsidiary are accounted for as equity transactions, and do not impact net income or comprehensive income in the consolidated financial statements. Following the closing of the acquisition, US$2.4 million, representing the excess of the amount of the mezzanine-classified non-controlling interests in 7Road over the purchase price as of the closing date, was recorded in the Company’s equity accounts.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, July 29, 2013 (8:30 p.m. Beijing/Hong Kong time, July 29, 2013) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6723-9381
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 10:30 a.m. Eastern Time on July 29 through 11:59 a.m. Eastern Time on August 5, 2013. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	16394472

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its seventeen year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Jun. 30, 2013	Mar. 31, 2013	Jun. 30, 2012
Revenues:
Online advertising
Brand advertising	$100,191	$80,237	$69,312
Search and others	46,171	36,052	28,763

Subtotal	146,362	116,289	98,075

Online games	168,295	167,421	135,956
Wireless	15,313	13,773	15,598
Others	8,934	10,113	6,098

Total revenues	338,904	307,596	255,727

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $67, $87 and $-175, respectively)	51,556	44,878	50,963
Search and others (includes stock-based compensation expense of $3, $2 and $38, respectively)	24,498	20,792	16,192

Subtotal	76,054	65,670	67,155

Online games (includes stock-based compensation expense of $28, $-19 and $61, respectively)	22,981	22,650	17,891
Wireless (includes stock-based compensation expense of $0, $0, and $0, respectively)	8,963	9,271	10,208
Others (includes stock-based compensation expense of $0, $0 and $0, respectively)	5,647	5,938	4,590

Total cost of revenues	113,645	103,529	99,844

Gross profit	225,259	204,067	155,883
Operating expenses:
Product development (includes stock-based compensation expense of $408, $350 and $1,531, respectively)	63,361	51,819	43,340
Sales and marketing (includes stock-based compensation expense of $201, $172 and $497, respectively)	71,678	58,723	48,999
General and administrative (includes stock-based compensation expense of $532, $494 and $1,477, respectively)	25,772	22,589	17,508
Impairment of acquired intangibles via acquisition of businesses	—	—	2,906

Total operating expenses	160,811	133,131	112,753

Operating profit	64,448	70,936	43,130
Other income/(expense)	1,532	2,531	1,818
Interest income	5,498	6,701	7,223
Exchange difference	(1,984)	(1,985)	45

Income before income tax expense	69,494	78,183	52,216
Income tax expense	16,251	20,018	18,467

Net Income	53,243	58,165	33,749

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	7,112	10,668	1,095
Net income attributable to the noncontrolling interest shareholders	24,505	23,066	19,872

Net income attributable to Sohu.com Inc.	21,626	24,431	12,782

Basic net income per share attributable to Sohu.com Inc.	$0.57	$0.64	$0.34

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,259	38,169	38,002

Diluted net income per share attributable to Sohu.com Inc.	$0.56	$0.60	$0.28

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,492	38,429	38,347

Note:

(a)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Jun. 30, 2013	As of Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$770,542	$833,535
Restricted time deposits	169,324	116,140
Short term investments	97,123	54,901
Investment in debt securities	80,923	79,548
Accounts receivable, net	138,612	98,398
Prepaid and other current assets	76,926	49,256

Total current assets	1,333,450	1,231,778

Fixed assets, net	496,359	178,951
Goodwill	161,409	159,215
Intangible assets, net	67,181	70,054
Restricted time deposits	173,190	130,699
Prepaid non-current assets	10,296	291,643
Other assets	16,852	13,792

Total assets	$2,258,737	$2,076,132

LIABILITIES
Current liabilities:
Accounts payable	$70,834	$61,429
Accrued liabilities	145,801	117,029
Receipts in advance and deferred revenue	90,488	89,687
Accrued salary and benefits	72,583	61,722
Taxes payable	35,882	33,897
Deferred tax liability	15,395	11,878
Short-term bank loans	164,000	113,000
Other short-term liabilities	49,070	63,352
Contingent consideration	—	76

Total current liabilities	$644,053	$552,070

Long-term accounts payable	7,423	12,684
Long-term bank loans	158,963	126,353
Deferred tax liabilities	7,571	7,998
Contingent consideration	—	—
Total long-term liabilities	$173,957	$147,035

Total liabilities	$818,010	$699,105

MEZZANINE EQUITY	—	61,810
SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,161,381	1,084,223
Noncontrolling Interest	279,346	230,994

Total shareholders’ equity	$1,440,727	$1,315,217

Total liabilities, mezzanine equity and shareholders’ equity	$2,258,737	$2,076,132

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Jun. 30, 2013				Three Months Ended Mar. 31, 2013					Three Months Ended Jun. 30, 2012
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments			Non-GAAP	GAAP	Non-GAAP Adjustments			Non-GAAP
		67	(a)			87	(a	)			(175)	(a	)

Brand advertising gross profit	$48,635	$67		$48,702	$35,359	$87			$35,446	$18,349	$(175)			$18,174

Brand advertising gross margin	49%			49%	44%				44%	26%				26%

		3	(a)			2	(a	)			38	(a	)

Search and others gross profit	$21,673	$3		$21,676	$15,260	$2			$15,262	$12,571	$38			$12,609

Search and others gross margin	47%			47%	42%				42%	44%				44%

		70	(a)			89	(a	)			(137)	(a	)

Online advertising gross profit	$70,308	$70		$70,378	$50,619	$89			$50,708	$30,920	$(137)			$30,783

Online advertising gross margin	48%			48%	44%				44%	32%				31%

		28	(a)			(19)	(a	)			61	(a	)

Online games gross profit (d)	$145,314	$28		$145,342	$144,771	$(19)			$144,752	$118,065	$61			$118,126

Online games gross margin	86%			86%	86%				86%	87%				87%

Wireless gross profit	$6,350	$—		$6,350	$4,502	$—			$4,502	$5,390	$—			$5,390

Wireless gross margin	41%			41%	33%				33%	35%				35%

Others gross profit (d)	$3,287	$—		$3,287	$4,175	$—			$4,175	$1,508	$—			$1,508

Others gross margin	37%			37%	41%				41%	25%				25%

		98	(a)			70	(a	)			(76)	(a	)

Gross profit	$225,259	$98		$225,357	$204,067	$70			$204,137	$155,883	$(76)			$155,807

Gross margin	66%			66%	66%				66%	61%				61%

											3,429	(a	)
		1,239	(a)			1,086	(a	)			2,906	(b	)

Operating profit	$64,448	$1,239		$65,687	$70,936	$1,086			$72,022	$43,130	$6,335			$49,465

Operating margin	19%			19%	23%				23%	17%				19%

											3,429	(a	)
											2,268	(b	)
		1,239	(a)			1,086	(a	)			1,471	(c	)

Net income before Non-Controlling Interest	$53,243	$1,239		$54,482	$58,165	$1,086			$59,251	$33,749	$7,168			$40,917

											2,610	(a	)
											1,520	(b	)
		998	(a)			941 (a)					1,471	(c	)

Net income attributable to Sohu.com Inc for diluted net income per share (c)	$21,503	$998		$22,501	$22,988	$941			$23,929	$10,755	$5,601			$16,356

Diluted net income per share attributable to Sohu.com Inc.	$0.56			$0.58	$0.60				$0.62	$0.28				$0.42

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,492			38,540	38,429				38,493	38,347				38,504

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(c)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(d)	The classification of certain comparative figures of revenues and cost of revenues for online games and others has been changed to conform to the current period presentation.